Exhibit 99.2

Heritage Commerce Corp Declares Quarterly Cash Dividend of $0.09 Per Share

San Jose, California — April 28, 2016 — Heritage Commerce Corp (Nasdaq: HTBK), today announced that its Board of Directors declared a quarterly cash dividend of $0.09 per share to holders of common stock and Series C Preferred Stock (on an as converted basis).  The dividend will be payable on May 25, 2016, to shareholders of record on May 10, 2016.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with full-service branches in Danville, Fremont, Gilroy, Hollister, Los Altos, Los Gatos, Morgan Hill, Pleasanton, Sunnyvale, and Walnut Creek.  Heritage Bank of Commerce is an SBA Preferred Lender.  Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in Santa Clara and provides business-essential working capital factoring financing to various industries throughout the United States. For more information, please visit www.heritagecommercecorp.com.

Member FDIC